Exhibit 16.1

July 18, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Changes in Registrant’s Certifying Accountant

We have read the statements made by Ethema Health, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of the Company dated July 18, 2023 and agree with such statements contained therein as they pertain to our firm.

Sincerely,

/s/ CohnReznick LLP

CohnReznick LLP

Sunrise, Florida